Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Textron Inc. for the registration of common stock, preferred stock, senior debt securities and subordinated debt securities and to the incorporation by reference therein of our report dated February 13, 2008 (except for the second paragraph in Note 1, the ninth paragraph in Note 3, and Note 20, as to which the date is April 25, 2008), with respect to the consolidated financial statements and schedule of Textron Inc. for the year ended December 29, 2007, included in its Current Report (Form 8-K) dated April 28, 2008, and our report dated February 13, 2008 on the effectiveness of internal control over financial reporting of Textron Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2007, filed with the Securities and Exchange Commission.

/s/	Ernst & Young LLP
Boston, Massachusetts
July 25, 2008